                                                                    EXHIBIT 99.1

                            [DYNEGY INC. LETTERHEAD]

March 22, 2002

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

By letter dated March 22, 2002, addressed to Dynegy Inc., our former independent public accountants, Arthur Andersen LLP, pursuant to the requirements of Securities and Exchange Commission Release Nos. 33-8070 and 34-45590, represented that their audit of Dynegy Inc. in connection with Dynegy's 2001 Form 10-K was subject to Arthur Andersen's quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Sincerely,

/s/ Michael R. Mott

Michael R. Mott, Senior Vice President and Controller